                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
      OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number: 0-21752

                         Northstar Health Services, Inc.
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             (Exact Name of registrant as specified in its charter)

              665 Philadelphia Street, Indiana, Pennsylvania 15701
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)

                                      None
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           (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     X                  Rule 12h-3(b)(1)(i)    X
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Rule 12g-4(a)(1)(ii)                       Rule 12h-3(b)(1)(ii)
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Rule 12g-4(a)(2)(i)                        Rule 12h-3(b)(2)(i)
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Rule 12g-4(a)(2)(ii)                       Rule 12h-3(b)(2)(ii)
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                                           Rule 15d-6
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                Approximate number of holders of record as of the
                     certification or notice date: one (1)
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         Pursuant to the requirements of the Securities Exchange Act of 1934, Northstar Health Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: September 22, 2000         By:    /s/ Ronald G. Hiscock
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                                           Ronald G. Hiscock
                                           President and Chief Executive Officer




Instruction: This form is required by Rule 12g-4. 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.